EXHIBIT 99.1

Contact:	Financial Inquiries:	Media Inquiries:
	Steven E. Dietrich	John W. Mangan
	(503) 274-2300	(503) 701-7503

CROWN PACIFIC RECEIVES FINAL BANKRUPTCY COURT APPROVAL OF
$40 MILLION DIP FINANCING AGREEMENT

PORTLAND, ORE.– July 18, 2003 – Crown Pacific Partners, L.P. (OTC BB: CRPP), an integrated forest products company, announced today that it and its affiliates have received a final order from the Bankruptcy Court approving  a $40 million debtor-in-possession (DIP) loan facility with The CIT Group/Business Credit, Inc., a unit of CIT Group (NYSE: CIT). The DIP facility had been previously implemented under an interim order issued on July 2, 2003.

With the DIP facility in place, the Partnership should have adequate liquidity to pay its vendors for goods delivered to and services provided to the Partnership after the filing of Chapter 11 petitions on behalf of the Partnership and its affiliates on June 29, 2003. During the reorganization process, vendors who deliver goods and provide services to the Partnership receive priority payment protection under the bankruptcy law for such obligations.

“The DIP facility will help the Partnership continue its normal business operations during the reorganization period and help us maintain adequate inventories to meet our customers’ needs,” said Steven E. Dietrich, Senior Vice President and Chief Financial Officer.

About Crown Pacific

Crown Pacific Partners, L.P. (OTCBB: CRPP.OB) is an integrated forest products company.  Crown Pacific owns and manages approximately 524,000 acres of timberland in Oregon and Washington, and uses modern forest practices to balance growth with environmental protection. Crown Pacific operates mills in Oregon and Washington, which produce dimension lumber, and also distributes lumber products through its Alliance Lumber operation.

Forward-Looking Statements

Information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Crown Pacific’s expectations, forecasts, hopes, beliefs, predictions, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include harvest volumes, species mix, prices for logs and lumber, demand for housing and levels and amounts received for stumpage and property sales. Crown Pacific’s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations – as well as the substantial capital resources required to fund its operations and the uncertainty regarding procurement of additional equity capital.  Accordingly, actual results may differ materially from the expectations expressed in this release.

Additional factors that could affect future performance include our ability to successfully reorganize under bankruptcy protection, environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, and economic changes in the regions where Crown Pacific’s products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the increase in the value of the U.S. dollar against foreign currencies, and the ability of Crown Pacific to implement its business strategy. These and other risks are described in Crown Pacific’s registration statements and reports filed from time to time on forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from Crown Pacific or the United States Securities and Exchange Commission.

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